Exhibit 10.1

FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”), dated effective as of October 1, 2014 (the “Effective Date”) is entered into by and between Uroplasty, Inc., a Minnesota corporation (the “Company”), and Darin Hammers, a resident of the State of Georgia (the “Employee”) (together the “Parties”).

W I T N E S E T H:

WHEREAS, the Company and Employee are parties to an Employment Agreement dated as of February 11, 2013 (the “Original Agreement”), pursuant to which the Company employed the Employee;

WHEREAS, the Company and Employee desire to make certain amendments and supplements to the Original Agreement; and

WHEREAS, subject to the terms and conditions of this Amendment, the Company and Employee agree to the amendments and supplements to the Original Agreement set forth below.

NOW, THEREFORE, in consideration of the premises, the mutual agreements set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.                   Amendments and Supplements to the Original Agreement.  Subject to the terms and conditions set forth herein, the Original Agreement is hereby amended and supplemented as follows:

(A)            Section 11 is hereby amended in its entirety to provide as follows:

SEVERANCE PAYMENT

(a)   Subject to the provisions of this Section 11, including subsections (c), (d), (e) and (f) of this Section 11, if Employee’s employment under this Agreement is terminated;

(i)  by the Company or its successors or assigns without Cause at any time other than during the two years following a Change of Control, the Company, or such successors or assigns, shall pay to Employee an amount equal to twelve times his monthly base salary; or

(ii)  by the Company, its successors or assigns, without Cause, or by Employee for Good Reason, within the two years following a Change of Control, the Company, or such successors or assigns, shall pay to Employee an amount equal to twelve times his monthly base salary plus Employee’s targeted bonus.

(b)   For purposes of this Section 11:

(i)  “Change in Control” shall have the meaning set forth in Section 12(i) of the Company’s 2006 Amended Stock and Incentive Plan.

(ii)  “Good Reason” shall mean:

(A)  the Company’s imposition of material and adverse changes, without Employee’s consent, in Employee’s principal duties, responsibilities, status, reporting relationship, title or authority, or the Company’s assignment of duties inconsistent with Employee’s position;

(B)  a material reduction in Employee’s annual base salary or target annual incentive compensation opportunity;

(C)  the Company moving its principal executive offices more than 50 miles from its current location without Employee’s consent; or

(D) the Company’s material breach of this Agreement; and

in the case of each of (iii)(A)— (D), such condition remains uncured by the Company after receipt of thirty (30) days prior written notice of the existence of such condition.

(c)            Severance payments under this Section 11 shall be made monthly after termination until the full amount of severance has been paid; provided, however, that if the Company determines in its discretion that Employee is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”)) as of the date of termination and that Section 409A of the Code applies with respect to a payment to Employee pursuant to this Section 11, the severance payments will commence on the six-month anniversary of the date of termination (or the date of Employee’s death, if earlier). The Company reserves the right to revise the timing of any payments hereunder in order to comply with Section 409A of the Code.

(d)            The Company shall have no obligation to make any payment under this Section 11 if the Employee is in material breach of this Agreement or the Confidentiality Agreement.

(e)            Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, Employee under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payment to be made or benefit to be provided to Employee shall be subject to the Excise Tax (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). Unless Employee shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by Employee pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Employee’s rights and entitlements to any benefits or compensation.

(f)            As a condition to receiving the severance payments provided in this Section 11, the Company may require Employee to execute a full release and waiver of all claims against the Company (excluding claims for amounts required under this Agreement to be paid upon severance and any then existing indemnification obligations to Employee) in a form reasonably acceptable to the Company. If the Company requires such a release, the Company will further delay the commencement of severance payments until the period of rescission for the release has lapsed.

2.                   Conditions to Effectiveness.  This Amendment shall become effective as of the Effective Date if, and only if, this Amendment has been executed on behalf of each of the Company and Employee and delivered by each to the other Party.

3.                   Reference to and Effect on the Original Agreement.

(a)	From and after the date of this Amendment, each reference in the Original Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Employment Agreement, shall mean and be a reference to the Original Agreement, as amended hereby.

(b)	Except as specifically set forth above, the Original Agreement remains in full force and effect and is hereby ratified and confirmed.

4.                   Entire Agreement.  The Original Agreement, as amended by this Amendment, collectively sets forth the entire understanding and agreements of the Parties in relation to the subject matter hereof and supersede any prior negotiations and agreements between the Parties relative to such subject matter.

5.                   Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

6.                   Enforceability.  Should any one or more of the provisions of this Amendment be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the Parties.

7.                   Headings; Recitals.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.  The Recitals hereto are incorporated herein by reference.

8.                   Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the Parties and their respective successors, assigns and legal representatives.

IN WITNESS WHEREOF, each Party has caused this First Amendment to Employment Agreement to be made, executed and delivered as of the date first above written.

UROPLASTY, INC.		EMPLOYEE

By:	/s/ Rob Kill	By:	/s/ Darin Hammers
	Robert C. Kill		Darin Hammers
Its: Chief Executive Officer